As filed with the Securities and Exchange Commission on November 27, 2013
Registration No. 333-_______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Atlas Financial Holdings, Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands	27-5466079
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 NW Point Boulevard Elk Grove Village, IL	60007
(Address of Principal Executive Offices)	(Zip Code)

Atlas Financial Holdings, Inc. 2013 Equity Incentive Compensation Plan Atlas Financial Holdings, Inc. Stock Option Plan Kupinsky Option Agreement
(Full title of the plans)

Scott D. Wollney President, Chief Executive Officer and Director Atlas Financial Holdings, Inc. 150 NW Point Boulevard Elk Grove Village, IL (847) 472-6700
(Name, address, telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary Shares, $0.003 par value
2013 Equity Incentive Compensation Plan (3)
Shares Available for Future Awards	609,259	$13.10	$7,981,293	$1028
Options Granted January 18, 2011	123,250	$5.46	$672,945	$87
Options Granted January 11, 2013	91,667	$5.87	$538,085	$69
Kupinsky Option Agreement (4)	10,700	$2.73	$29,211	$4
Total	834,876	N/A	$9,221,534	$1,188
(1)In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares that may be offered or issued by reason of stock splits, stock dividends or similar transactions.
(2)Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and/or (h), as applicable. For shares registered with respect to options granted on January 18, 2011 and on January 11, 2013, under the Atlas Financial Holdings, Inc. Stock Option Plan (the "Stock Option Plan"), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the exercise price of the options (as converted to U.S. dollars based on November 26, 2013 exchange rate). For shares registered with respect to future awards that may be granted under the 2013 Equity Incentive Compensation Plan (the “2013 Plan”), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the ordinary shares of Atlas Financial Holdings, Inc. (the “Registrant”), as reported on the Nasdaq Stock Market on November 26, 2013. For shares registered under the Amended and Restated Option Agreement, dated November 26, 2013 granted to Jordan Kupinsky (the “Kupinsky Option Agreement”), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the exercise price of the option (as converted to U.S. dollars based on November 26, 2013 exchange rate).
(3)The 2013 Plan is a continuation, and amendment and restatement, of the Stock Option Plan. However, the provisions of the Stock Option Plan will continue to control with respect to options granted before the effective date of the 2013 Plan.
(4)The Kupinsky Option Agreement is an amended and restatement of an option agreement granted by JJR VI Acquisition Corp., a Canadian Capital Pool company and corporate predecessor of the Registrant ("JJR VI"), to Jordan Kupinsky, a director of JJR VI, on March 18, 2010. The original option granted by JJR VI was exchanged for an option to purchase share of the Registrant in connection with the reverse merger and redomestication of the Registrant as a Cayman Islands company, the Registrant's name changed to "Atlas Financial Holdings, Inc." and the resulting conversion of all outstanding options of JJR VI to purchase ordinary shares of the Registrant.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated herein by reference:

(a)	The Registrant’s prospectus filed pursuant to Rule 424(b) filed with the SEC on September 30, 2013, which includes audited financial statements for the year ended December 31, 2012;

(b)
All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)
Description of ordinary shares of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which unregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
None.
Item 6.    Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as a provision purporting to provide indemnification against civil fraud or the consequences of committing a crime.
The Registrant’s memorandum and articles of association provide for indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in the exercise or performance of the duties, powers, authorities or discretions of their respective offices, unless such losses or damages arise from dishonesty, willful default, fraud, breach of trust or breach of duty of such directors or officers.

The Registrant provides additional indemnification for its directors and senior executive officers separate from that provided in our memorandum and articles of association. These agreements, among other things, require us to indemnify such persons for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by such person in any action or proceeding arising out of their services as one of the Registrant’s directors or executive officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at its request, including liability arising out of negligence or active or passive wrongdoing by the officer or director.
The Registrant also maintain a directors and officers liability insurance policy for our directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted with respect to our directors or officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.
See Exhibit Index, which is incorporated here by reference.
Item 9.    Undertakings.
The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in in the City of Elk Grove Village, State of Illinois, on November 26, 2013.
ATLAS FINANCIAL HOLDINGS, INC.
By: /s/ Scott D. Wollney
Scott D. Wollney
President, Chief Executive Officer and Director

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes Scott D. Wollney and Paul A. Romano, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and any registration statement related thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott D. Wollney
Scott D. Wollney	President, Chief Executive Officer and Director (Principal Executive Officer)	November 26, 2013

/s/ Paul A. Romano
Paul A. Romano	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	November 26, 2013

/s/ Gordon G. Pratt
Gordon G. Pratt	Director, Chairman of the Board	November 26, 2013

/s/ John T. Fitzgerald
John T. Fitzgerald	Director	November 26, 2013

/s/ Jordan M. Kupinsky
Jordan M. Kupinsky	Director	November 26, 2013

/s/ Larry G. Swets, Jr.
Larry G. Swets, Jr.	Director	November 26, 2013

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1
Memorandum of Association of Atlas Financial Holdings, dated December 24, 2010 (incorporated by reference from Exhibit 3.1a of the Registrant's Registration Statement on Form S-1/A, dated January 18, 2013 (No. 333-183276).

4.2
Special Resolution amending Article Six of the Amended and Restated Memorandum of Association, filed with the Registrar of Companies in the Cayman Islands on January 29, 2013 (incorporated by reference from Exhibit 3.1 of the Registrant's Current Report on Form 8-K, dated January 30, 2013 (No. 000-54627).

4.3	Specimen Ordinary Share Certificate (incorporated by reference from Exhibit 4.2 of the Registrant's Registration Statement on Form S-1/A, dated January 18, 2013 (No. 333-183276).
5.1	Opinion of Conyers Dill & Pearman (Cayman) Limited counsel for the Registrant, regarding the legal validity of the ordinary shares being registered on this Registration Statement (filed herewith)
23.1	Consent of Counsel (contained in Exhibit 5.1)
23.2	Consent of Johnson Lambert LLP, Independent Registered Public Accounting Firm of Registrant (filed herewith)
23.3	Consent of Brown Smith Wallace LLC, Independent Registered Public Accounting Firm of Camelot Services, Inc. (filed herewith)
24.1	Power of Attorney (included in signature page)
99.1	Atlas Financial Holdings, Inc. 2013 Equity Incentive Compensation Plan (filed herewith)
99.2	Atlas Financial Holdings, Inc. Stock Option Plan (incorporated by reference from Exhibit 10.1 of the Registrant's Registration Statement on Form S-1/A, dated January 18, 2013 (No. 333-183276).
99.3	Amended and Restated Option Agreement, dated November 26, 2013, between Atlas Financial Holdings, Inc. and Jordan Kupinsky (filed herewith)